EXHIBIT 99.1

          WYNDHAM INTERNATIONAL ANNOUNCES OFFERING OF $750 MILLION
                          IN SENIOR SECURED NOTES

         DALLAS (May 17, 2002) - Wyndham International, Inc. (NYSE: WYN) announced today that it is planning to offer $750 million in principal amount of senior secured notes due 2008. The offering is expected to be consummated in early June 2002, subject to market conditions. On May 3, 2002, in anticipation of the issuance of the senior secured notes, Wyndham entered into the third amendment and restatement of its bank credit facilities. This amendment and restatement directs the net cash proceeds of the offering to be applied to repay certain existing outstanding debt under the bank credit facilities.

         There can be no assurance that the refinancing will be consummated.

         The notes offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer or sale would be unlawful and is for information purposes only.

         Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Based in Dallas, Wyndham International owns, leases, manages and franchises hotels and resorts in the United States, Canada, Mexico, the Caribbean and Europe. For more information, visit www.wyndham.com. For reservations, call 800-WYNDHAM.

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Analyst Inquiries:                           Media Inquiries:
-----------------                            ---------------
Elizabeth Williams                           Andrew Jordan
ewilliams@wyndham.com                        ajordan@wyndham.com
(214) 863-1389                               (214) 863-1360